EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXX) pertaining to the 2006 Stock Incentive Plan, amended and restated as of May 26, 2015, of Cirrus Logic, Inc. of our reports dated May 27, 2015, with respect to the consolidated financial statements of Cirrus Logic, Inc., and the effectiveness of internal control over financial reporting of Cirrus Logic, Inc. included in its Annual Report (Form 10-K) for the fiscal year ended March 28, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

December 16, 2015